Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

Dated 16 SEPTEMBER 2024

SCANCELL LIMITED

– and –

PHARMAJET, INC.

STRATEGIC PARTNERSHIP AGREEMENT

COOLEY (UK) LLP, 22 BISHOPSGATE, LONDON EC2N 4BQ, UK
T: +44 (0) 20 7583 4055 F: +44 (0) 20 7785 9355 WWW.COOLEY.COM

TABLE OF CONTENTS

Page

1.	DEFINITIONS	1
2.	COLLABORATION MANAGEMENT	12
3.	LICENSE GRANTS	13
4.	DEVELOPMENT AND COMMERCIALISATION ACTIVITIES	15
5.	SUPPLY OF PHARMAJET PRODUCT	16
6.	PRICE AND PAYMENT TERMS	20
7.	INTELLECTUAL PROPERTY	26
8.	CONFIDENTIALITY AND NON-DISCLOSURE	29
9.	REPRESENTATIONS AND WARRANTIES	33
10.	INDEMNITY	38
11.	TERMINATION	40
12.	CONSEQUENCES OF TERMINATION	42
13.	FORCE MAJEURE	43
14.	MISCELLANEOUS	44

SCHEDULE 1.47 [***]	49

SCHEDULE 1.52 [***]	49

SCHEDULE 1.53 [***]	49

SCHEDULE 1.65 [***]	49

SCHEDULE 6.2 [***]	49

-i-

THIS STRATEGIC PARTNERSHIP AGREEMENT is made and entered into effective as of 16 September 2024 (the “Effective Date”) by and between:

(1)           SCANCELL LIMITED, a company organised under the laws of England and Wales, with company number 03234881 and with its registered offices at Bellhouse Building Sanders Road, Oxford Science Park, Oxford, England, OX4 4GD (“Scancell”); and

(2)           PHARMAJET, a company organised under the laws of Delaware, with its registered address at 400 Corporate Circle, Suite N, Golden, CO 80401 (“PharmaJet”).

Scancell and PharmaJet are each referred to as a “Party” and collectively as the “Parties”.

BACKGROUND

(A)           Scancell is a biotechnology company that is developing proprietary vaccines and therapeutic products.

(B)           PharmaJet is engaged in business relating to needle-free jet injection technology and has developed its Stratis needle-free injection system which is designed to deliver accurate and consistent intramuscular and subcutaneous injections.

(C)           Scancell controls certain intellectual property and related rights covering its ImmunoBody® product for use as a DNA cancer vaccine and wishes to obtain, and PharmaJet wishes to grant, a license under PharmaJet’s needle-free jet injection technology for use with Scancell’s SCIB1/SCIB1+ ImmunoBody® product, as further set out below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement and the Schedules to this Agreement the following capitalised terms, whether used in the singular or plural, shall have the meanings set out below:

1.1	“Acquisition” means: (a) any sale (whether in one or a series of transactions, including transactions that occur upon meeting certain milestones or contingencies) of (i) all or substantially all of Scancell’s rights in Licensed Products (including an assignment of this Agreement) or (ii) a majority of the capital stock of Scancell; or (b) any merger or other business combination involving Scancell, or any recapitalization, restructuring or liquidation of Scancell; in each case ((a) or (b)) that results in the transfer of ownership of all or substantially all of Scancell’s rights in Licensed Products or a majority of the capital stock of Scancell, or any other form of transaction or disposition that results in the effective sale or transfer of control of the principal business or operations of Scancell in each case to the extent that they relate to Licensed Products.

1.2	“Acquirer” means a Third Party who has made an Acquisition with respect to Scancell.

1.3	“Adverse Event” has the meaning set forth in 21 C.F.R. § 312.32 and generally means any unintended and unfavourable medical occurrence associated with the use of a PharmaJet Product in a human patient or subject who is administered a medicine using a PharmaJet Product, whether or not considered to be caused by such PharmaJet Product.

1.4	“Affiliate” means, with respect to a Person, any other Person that at the relevant time, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.5	“Agreement” means this document including any and all schedules, appendices and other addenda to it as may be added and/or amended from time to time in accordance with the provisions of this document.

1.6	“Applicable Laws” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder and including Good Manufacturing Practice.

1.7	“Business Day” means 9.00am to 5.00pm local time on a day other than a Saturday, Sunday or bank or other public holiday in London, England or Denver, Colorado.

1.8	“Buy-Out Option” has the meaning set forth in Section 6.5.1.

1.9	“Buy-Out Option Term” has the meaning set forth in Section 6.5.1.

1.10	“Certificate of Analysis” means a document with a summary of testing results on samples of product together with the evaluation for compliance to the applicable specification, as laid out in the Quality Agreement.

1.11	“Clinical Study” means any research study in one or more humans designed to evaluate an investigational medicinal product.

1.12	“Commercialisation” or “Commercialise” means any and all activities related to pre-marketing, launching, marketing, promotion (including advertising and detailing), labelling, bidding and listing, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, importing, having imported, exporting, having exported, distributing, having distributed, providing customer service and support, conducting medical affairs, conducting post-marketing safety surveillance and reporting of or otherwise commercialising or exploiting product.

1.13	“Confidential Information” means any information or data provided orally, visually, in writing or other form by or on behalf of one Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement, on or after the Effective Date, including information relating to the terms of this Agreement, the Scancell Product, the PharmaJet Product, the Licensed Product, any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory, or business affairs or other activities of either Party. Notwithstanding the foregoing, the terms of this Agreement will be the Confidential Information of both Parties, and each Party shall be deemed to be the disclosing Party and the receiving Party with respect thereto.

1.14	“Control” or “Controlled” means, with respect to any item of information, material, Patent, Know-How or other property right, the possession of the right, whether directly or indirectly, and whether by ownership or license (other than by operation of the license and other grants in this Agreement), to grant a license, sublicense, or other right to or under such information, material, Patent, Know-How or other property right as provided for herein.

1.15	“Cover” or “Covered” means, with respect to a particular subject matter at issue and a relevant Patent, that, in the absence of ownership of or a license under such Patent, the Manufacture, use, sale, offer for sale, or importation of such subject matter would infringe one or more Valid Claims of such Patent, or, as to a pending claim included in such Patent, the Manufacture, use, sale, offer for sale, or importation of such subject matter would infringe such Patent if such pending claim were to issue in an issued patent, provided that such claim is being prosecuted in good faith.

1.16	“Delivery” has the meaning set forth in Section 5.6.

1.17	“Delivery Schedule” has the meaning set forth in Section 5.4.

1.18	“Development” means all activities related to pre-clinical, other non-clinical and clinical research, testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of any drug approval applications, regulatory affairs with respect to the foregoing, and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development. For purposes of clarity, Development shall include any submissions (and activities required in support thereof) required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved molecule or product.

1.19	“Dispute” has the meaning set forth in Section 14.3.

1.20	“Dollars” or “$” means United States Dollars.

1.21	“Drug Approval Application” means (a) a New Drug Application, submitted to the FDA pursuant to 21 CFR § 314.50 (“NDA”); (b) a Biologics License Application submitted to the FDA pursuant to Section 351(a) of the Public Health Service Act and the regulations promulgated thereunder (“BLA”); (c) an application for authorization to market and/or sell a biological or pharmaceutical product submitted to a Regulatory Authority in any country or jurisdiction other than the U.S., (“MAA”); or (d) with respect to any biological or pharmaceutical product for which an NDA, BLA or MAA has been approved by the applicable Regulatory Authority, an application to supplement or amend such NDA, BLA or MAA to expand the approved label for such product to include use of such product for an additional indication.

1.22	“Effective Date” means the effective date of this Agreement as set forth in the preamble hereto. 1.23.

1.23	“EMA” means the European Medicines Agency, and any successor entity thereto.

1.24	“Exploit”, “Exploiting” or “Exploitation” means to make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to Develop, Commercialise, register, hold, or keep (whether for disposal or otherwise), or otherwise dispose of.

1.25	“Facility” means [***].

1.26	“FDA” means the U.S. Food and Drugs Administration, and any successor entity thereto.

1.27	“Field” means the Scancell Product for the treatment of melanoma skin cancer.

1.28	“First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after Regulatory Approval for such Licensed Product has been obtained in such country (or, if no such approval is required in such country, the date upon which such Licensed Product is first commercially launched in such country) and [***].

1.29	“Forecast” has the meaning set forth in Section 5.5.1.

1.30	“Force Majeure” means in relation to either Party, any event or circumstance which is beyond the reasonable control of that Party which event or circumstance that Party could not reasonably be expected to have taken into account at the date of this Agreement and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement, including acts of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout or other industrial or student disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, explosion, fault or failure of plant, equipment or machinery (provided such plant, equipment or machinery has been maintained in accordance with industry standards), or epidemic, pandemic or government mandated lockdown governing either Party, provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

1.31	“Free Clinical Supply” has the meaning set out in Section 6.2.

1.32	“Generic Version” means, with respect to the Scancell Product and a particular country, any pharmaceutical or biological product that (a) contains, as an active ingredient, the same compound as such product; (b) (i) in the United States, is approved in reliance on the prior approval of such Licensed Product pursuant to Section 505(j) of the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. 355(j)), (ii) in the European Union, is authorised as a “generic” as defined in Article 10(2)(b) of Parliament and Council Directive 2001/83/EC as amended, of such product, or (iii) in any other country or jurisdiction, is approved pursuant to all equivalents of the provisions described in clauses (b)(i) or (b)(ii) above; and (c) is sold in such country by a Person other than Scancell, its Affiliates or Sublicensees under a Regulatory Approval, where such Person has not obtained the rights to such product as a distributor or through any other contractual relationship with Scancell, its Affiliates, or any Sublicensee.

1.33	“Good Manufacturing Practice” or “GMP” means any and all laws, rules, regulations, guidelines and generally accepted standards and requirements regarding the quality control and manufacturing of pharmaceutical products and/or medical devices that are applicable in the United States, the European Union, the United Kingdom, Australia, and any other countries agreed to by the Parties in writing from time to time, including: (i) the CFR Title 21, Parts 11, 210, 211, 600 and 610, applicable ICH Guidelines including without limitation Q7 for “Active Pharmaceuticals Ingredients”, national legislation implementing European Community Directive 2001/83/EC and Commission Directive 2003/94/EC as amended, EudraLex – Volume 4 of the Rules Governing Medicinal Products in the European Union including annexes, and the CTR, Commission Delegated Regulation 2017/1569, the Detailed Commission Guideline (2017) 8179, (ii) the Medical Devices Regulations 2002 (SI 2002 No 618) in the United Kingdom, and the European Union Medical Devices Regulations (Regulation (EU) 2017/745), and (iii) compliance with the technical file/design dossier.

1.34	“Indemnitee” has the meaning set forth in Section 10.3.

1.35	“Indemnitor” has the meaning set forth in Section 10.3.

1.36	“Initiation” means, with respect to a Clinical Study, the first (1st) dosing of the first (1st) human subject in such Clinical Study, and “Initiated” shall be interpreted accordingly.

1.37	“Intellectual Property Rights” means any work of authorship, copyright, Patents, utility models, trade secret, trademark, tradename, trade or service mark (whether or not registered), database rights, design rights (whether or not registered), Know-How, and any registrations, applications, or rights to make applications, relating to any of the foregoing, and any other rights of a similar nature or character, whether now existing or hereafter invented, discovered, created, made, conceived, developed, arising, or otherwise coming into being, as recognized by Applicable Law.

1.38	“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1.

1.39	“Know-How” means all commercial, technical, scientific and other know-how and information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, analyses and data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, pharmacovigilance, Manufacturing and quality control data and know-how, including regulatory data, study designs and protocols), regulatory filings and regulatory correspondence (and copies thereof), including all regulatory filings, and other materials, in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed.

1.40	“Licensed IP” means the Licensed Patents, Licensed Design Rights and Licensed Know-How.

1.41	“Licensed Design Rights” means any and all design rights Controlled by PharmaJet and/or any of its Affiliates on the Effective Date or during the Term that Cover any Licensed Know-How, the PharmaJet Products or the Licensed Product.

1.42	“Licensed Know-How” means any and all Know-How Controlled by PharmaJet and/or any of its Affiliates at the Effective Date, or during the Term, which is necessary or useful for the Exploitation of the PharmaJet Products for the Licensed Product.

1.43	“Licensed Patents” means any and all Patents Controlled by PharmaJet and/or any of its Affiliates on the Effective Date or during the Term that Cover any Licensed Know-How, the PharmaJet Products or the Licensed Product.

1.44	“Licensed Product” means a Scancell Product that has been formulated for administration using a PharmaJet Product.

1.45	“Losses” has the meaning set forth in Section 10.1.

1.46	“Manufacture”, “Manufactured” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging and labelling of any molecule, product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterisation, supply chain, stability testing, quality assurance testing and release, and quality control.

1.47	“Manufacturing Agreements” means all agreements with all suppliers and service providers (including contract manufacturing organisations) that are involved in, or otherwise provide materials for, the Manufacture of the PharmaJet Products, including those agreements set out in Schedule 1.47.

1.48	“Net Revenue” means [***]

1.49	“Net Sales” means, [***]

1.49.1	[***]

1.49.2	[***]

1.49.3	[***]

1.49.4	[***]

1.49.5	[***]

1.50	“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications and any and all rights to claim priority thereto, (b) all patent applications filed either from such patents, patent applications, or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications or other patents resulting from post-grant proceedings ((a), (b), and (c)), and (e) any similar patent rights, including so-called pipeline protection or any importation, revalidation, confirmation, or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.51	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organisation, including a government or political subdivision, department, or agency of a government.

1.52	“Pharmacovigilance Agreement” means an Adverse Event collecting, exchanging and reporting agreement that addresses the issues and reflects the principles set out in Schedule 1.52.

1.53	“PharmaJet Products” means PharmaJet’s proprietary Needle-free System known as Stratis®, optimised for 0.5ml fluid volume for intramuscular or subcutaneous tissue, together in each case with a multi-use injector (the “Injector”) and disposable needle-free syringe and filling adapter items (such syringe and adapter items together the “Disposables”), together with all improvements, enhancements or next generation versions of such Needle-free Systems. The PharmaJet Products existing at the Effective Date are further set out in Schedule 1.53.

1.54	“Phase 2a Clinical Trial” means a non-randomised human clinical trial of a Licensed Product that satisfies the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations), regardless of where such clinical trial is conducted; provided that any Phase 1/2 or 1a/2a clinical trial of a Licensed Product shall not be considered a Phase 2a Clinical Trial until the first dosing of the first human subject in the Phase 2a non-randomised arm of such clinical trial and such arm has been acknowledged as such in writing by the FDA or other Regulatory Authority (or using such other method of acknowledgement as may be used in the future by the FDA or other Regulatory Authority) as satisfying the criteria of 21 CFR § 312.21(b) or its foreign equivalent.

1.55	“Phase 2b Clinical Trial” means a randomised human clinical trial of a Licensed Product that satisfies the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations), regardless of where such clinical trial is conducted; provided that any Phase 1/2 or 2a/2b clinical trial of a Licensed Product shall not be considered a Phase 2b Clinical Trial until the first dosing of the first human subject in the Phase 2b randomised arm of such clinical trial and such arm has been acknowledged as such in writing by the FDA or other Regulatory Authority (or using such other method of acknowledgement as may be used in the future by the FDA or other Regulatory Authority) as satisfying the criteria of 21 CFR § 312.21(b) or its foreign equivalent.

1.56	“Phase 3 Clinical Trial” means a human clinical trial of a product, the principal purpose of which is a determination of safety and efficacy in the target patient population in order to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labelling and the filing for Regulatory Approval, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended, provided that any Phase 2/3 or 2b/3 clinical trial of a Licensed Product shall not be considered a Phase 3 Clinical Trial until the first dosing of the first human subject in the Phase 3 arm of such clinical trial and such arm has been acknowledged as such in writing by the FDA or other Regulatory Authority (or using such other method of acknowledgement as may be used in the future by the FDA or other Regulatory Authority) as satisfying the criteria of 21 CFR § 312.21(c) or its foreign equivalent.

1.57	“Purchase Order” has the meaning set forth in Section 5.5.2.

1.58	“Quality Agreement” means the agreement to be entered into between the Parties as specified in Section 5.3.

1.59	“Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, except that the last Quarter shall end on the last day of the Term.

1.60	“Regulatory Approval” means any and all approvals, licenses, registrations, or authorisations of any Regulatory Authority necessary to Commercialise a product in a country or jurisdiction, excluding any pricing or reimbursement approval in such country or jurisdiction.

1.61	“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, or the EMA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Manufacture and/or Exploitation of the Licensed Product.

1.62	“Relevant Consideration” means:

1.62.1	In the case of an Acquisition which comprises the acquisition of Scancell’s rights in Licensed Products but which is not a Share Transaction (as defined below), Relevant Consideration shall mean [***].

1.62.2	In the case of an Acquisition that comprises the sale (whether in one or a series of transactions, including transactions that occur upon meeting certain milestones or contingencies) of a majority of the capital stock of Scancell, or any merger or other business combination involving Scancell, any recapitalization, restructuring or liquidation of Scancell (a “Share Transaction”), the Relevant Consideration shall mean [***].

1.63	“Requested Delivery Date” has the meaning set forth in Section 5.5.2.

1.64	“Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country.

1.65	“Scancell Product” means Scancell’s proprietary ImmunoBody® cancer vaccines, known as SCIB1 and iSCIB1+, both as further described in Schedule 1.65.

1.66	“Senior Officers” means the [***] of the respective Parties.

1.67	“Specifications” means the specifications for the PharmaJet Product, as set out in the Quality Agreement.

1.68	“Sublicensee” means a Third Party that is granted a sublicense by Scancell under this Agreement.

1.69	“Supply Price” The Supply Prices are listed in Schedule 6.2 and may be revised every [***] thereafter upon mutual written consent.

1.70	“Tax” means any present or future taxes, levies, imposts, duties, charges, withholdings, assessments or fees imposed in the nature of a tax (including all penalties, fines, charges and interest relating to any of the foregoing).

1.71	“Term” has the meaning given to it in Section 11.1.

1.72	“Third Party” means a Person other than either of the Parties or any of their respective Affiliates.

1.73	“Valid Claim” means either: (a) a claim of a pending Patent application, which claim is within [***] from its earliest priority date and was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; or (b) a claim of any issued and unexpired Patent for which the validity, enforceability, or patentability has not been affected by any of the following: [***].

1.74	“Year” means a year from 1 January until 31 December, except that the first Year shall commence on the Effective Date and the last Year shall end on the last day of the Term.

1.75	In this Agreement:

1.75.1	all references to a particular Section or Schedule shall be a reference to that section or schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.75.2	the headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.75.3	words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.75.4	the words “include”, “included”, and “including” are to be construed without conveying any limitation to the generality of the preceding words;

1.75.5	reference to any statute or regulation includes any modification or re-enactment of that statute or regulation;

1.75.6	all references to ‘days’ shall be to calendar days unless otherwise stated; and

1.75.7	in the event of any inconsistency or conflict between this Agreement and any of the Schedules, this Agreement shall prevail.

2.	COLLABORATION MANAGEMENT

2.1	Joint Steering Committee. Within [***] after the Effective Date, or as mutually agreed to by the Parties, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”). The JSC shall consist of [***] representatives from each of the Parties, each of which shall have the requisite experience and seniority to enable such person to make decisions on behalf of the Party it represents, with respect to the issues falling within the jurisdiction of the JSC. From time to time, each Party may substitute its representative to the JSC by providing prior written notice (which may be by email) to the other Party. [***].

2.2	Specific Responsibilities of the JSC. The JSC shall review the strategy for and oversee the Development and Commercialization of the Licensed Product. The JSC shall provide a forum for discussing Manufacturing issues, capacity, quality issues, the Supply Price and its calculation, and forecasting with respect to the PharmaJet Product and shall otherwise perform such other functions, as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement. [***].

2.3	Disbandment. The JSC shall continue to exist until the Parties mutually agree to disband the JSC. Notwithstanding anything herein to the contrary, upon mutual agreement of the Parties, the JSC shall automatically dissolve and shall have no further rights or obligations under this Agreement.

2.4	Location of Meetings. The JSC shall meet at least [***], or as otherwise agreed to by the Parties. JSC meetings may be held in person or by audio or video teleconference, provided that all attending members can hear and be heard during such meetings.

2.5	Conduct of Meetings. The chairperson of the JSC shall be responsible for calling meetings on no less than [***] notice. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least [***] in advance of the applicable meeting; provided, that if input by the JSC is required urgently, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld, conditioned, or delayed. An individual designated by the chairperson of the JSC shall prepare and circulate the minutes of each meeting for review and approval of the Parties within [***] after the meeting. The Parties shall agree on the minutes of each meeting promptly and, in the absence of notification to the contrary, all meeting minutes will be deemed approved on the expiry of [***] from the date of receipt of such meeting minutes.

2.6	Procedural Rules. The JSC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the JSC shall exist whenever there is present at a meeting [***]. Representation by proxy shall be allowed. The JSC shall take action by [***]. Employees or consultants of either Party that are not representatives of the Parties on the JSC may attend meetings of the JSC; provided, that: (i) unless the other Party agrees, no more than [***] such persons appointed by one Party may attend any particular meeting, (ii) attendance of any non-employee must be pre-approved by the other Party, such approval not to be unreasonably withheld, conditioned or delayed, and (iii) such attendees: (a) shall not vote or otherwise participate in the decision-making process of the JSC and (b) shall be bound by obligations of confidentiality and non-disclosure that are substantially similar to those set forth in Section 8.

2.7	Decision Making.

2.7.1	JSC Decisions. All JSC decisions shall be made by [***].

2.7.2	Final Decision Making Authority. If the Senior Officers are not able to agree on the resolution of any such issue within [***] then [***].

2.7.3	Other Disputes. For clarity, disputes arising between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith that are outside of the jurisdiction of the JSC shall be resolved pursuant to Section 14.3.

2.8	Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The JSC does not have the power to amend, modify, or waive compliance with this Agreement, and this Agreement may only be amended or modified as provided in Section 14.10, and compliance with this Agreement may only be waived as provided in Section 14.11.

3.	LICENSE GRANTS

3.1	License Grant to Scancell. PharmaJet hereby grants to Scancell an exclusive (even with respect to PharmaJet and its Affiliates), sub-licensable (through multiple tiers), worldwide license under the Licensed IP to Develop, Commercialise and otherwise Exploit Licensed Products in the Field.

3.2	Right to Sublicense. Scancell shall have the right to grant and authorize sublicenses (through multiple tiers) under the rights granted under Section 3.1 to one or more of its Affiliates, Sublicensees or other Third Parties. Promptly following the completion of a sublicense, Scancell shall provide a copy of the applicable sublicense agreement to PharmaJet provided that Scancell may redact any information that does not relate to the Licensed Product or any PharmaJet Product. For the avoidance of doubt, Scancell shall not redact references to the payments (including amounts) payable to Scancell in respect of Licensed Products.

3.3	[***].

3.4	Transfer of Licensed Know-How.

3.4.1	Initial Transfer. Promptly following the Effective Date and in any event no later than [***] thereafter, PharmaJet shall, and shall use diligent efforts to cause any contractors to, transfer to Scancell all Licensed Know-How existing as of the Effective Date; provided that if, despite exercising diligent efforts to do so, PharmaJet is unable to transfer (or have transferred) all of the Licensed Know-How to Scancell within such [***], PharmaJet shall continue to exercise diligent efforts to complete such transfer of Licensed Know-How to Scancell as soon as thereafter reasonably practicable.

3.4.2	Ongoing Transfer. Without limiting Section 3.4.1, if from time to time during the Term, either Party identifies, learns or believes that a particular item of Licensed Know-How has not been provided to Scancell, then PharmaJet shall, and shall use diligent efforts to cause any contractors to, promptly transfer to Scancell all such Licensed Know-How that has not previously been provided to Scancell hereunder. In addition, on the reasonable request of Scancell, PharmaJet shall provide a written update of all clinical and regulatory documentation included in the Licensed Know-How that is in its possession and which has not previously been provided to Scancell.

3.4.3	Cooperation. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the Licensed Know-How in accordance with this Section 3.4. Without limiting the foregoing, PharmaJet shall provide all such items in electronic form to the extent the same exists in electronic form and shall provide copies and an opportunity to inspect (and copy) original versions for all other materials comprising such Licensed Know-How. It is understood all Licensed Know-How shall be made available to Scancell in the language in which it was created, together with all existing translations and summaries thereof. Upon request by Scancell, PharmaJet shall, and shall use diligent efforts to cause any contractors to, reasonably cooperate with and assist Scancell as may be necessary or desirable in order to allow Scancell to understand and fully utilise the Licensed Know-How and PharmaJet Products, including by providing training, support and access to online and video resources and training materials on the use of the Licensed Know-How and PharmaJet Products to Scancell.

3.5	No Other Rights. Except for the rights and licenses expressly granted in this Agreement, each Party retains all rights under its Intellectual Property Rights, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise.

4.	DEVELOPMENT AND COMMERCIALISATION ACTIVITIES

4.1	Development Responsibility. From and after the Effective Date, Scancell, directly and/or through its Affiliates and/or one or more Third Parties, shall have the sole and exclusive right and responsibility for the Development of Licensed Products, including the right to seek and attempt to obtain all Regulatory Approvals for Licensed Products in the Field, and shall bear all costs relating thereto.

4.2	Discussions with Personnel. If Scancell requests to discuss any issues relating to the Development, data generated, or the process of seeking, obtaining and maintaining a Regulatory Approval, for a Licensed Product, PharmaJet shall make such members of its personnel, including any relevant scientists, reasonably available for such a discussion on reasonable notice. Such discussion shall take place by way of telephone or video conference, unless otherwise agreed by the Parties.

4.3	Regulatory Matters. Scancell shall act as the regulatory sponsor of all Clinical Studies and hold all Regulatory Approvals with respect to the Licensed Product and be responsible for all costs, fees and expenses incurred in obtaining and maintaining all Regulatory Approvals for the Licensed Product. To support Scancell, PharmaJet shall, at its cost: (a) if reasonably requested by Scancell, promptly prepare and provide to Scancell any documents, information and correspondence to be submitted to any Regulatory Authority relating to the PharmaJet Product and/or the Licensed Product that Scancell may request from time to time; (b) if requested by Scancell, attend meetings with Regulatory Authorities relating to the Licensed Product; and (c) otherwise assist Scancell to Develop and obtain Regulatory Approval for the Licensed Product, as Scancell may direct PharmaJet from time to time. If required by Applicable Laws, or if agreed by the Parties, the Parties shall promptly enter into such agreements and documents as may be necessary to clearly set out each Party’s responsibilities under this Agreement and in order to ensure that the Parties comply with all Applicable Law requirements.

4.4	Commercialisation. Scancell shall have the sole and exclusive right to Commercialise, by itself or through its Affiliates or Sublicensees, the Licensed Product in the Field at its own cost and expense. At Scancell’s cost, any PharmaJet services reasonably requested by Scancell to support the commercial pre-launch or launch activities of the Licensed Product (outside of the Manufacturing of the PharmaJet Product).

5.	SUPPLY OF PHARMAJET PRODUCT

5.1	Compliance with Requirements. All PharmaJet Product supplied by PharmaJet under this Agreement may be Exploited solely in connection with the Scancell Product, and/or as part of a Licensed Product in the Field. PharmaJet will Manufacture the PharmaJet Product at the Facility, in compliance with Applicable Laws, the Specifications and the terms of the Quality Agreement.

5.2	Subcontracting. PharmaJet will not subcontract any part of the Manufacturing of any PharmaJet Product supplied to Scancell unless permitted under the Quality Agreement or otherwise reasonably agreed to by Scancell in writing.

5.3	Quality Agreement. Within [***], the Parties shall enter into a quality agreement covering the Manufacture of PharmaJet Product (the “Quality Agreement”).

5.4	Clinical Supply Orders. Promptly after [***], the Parties shall discuss Scancell’s requirements for PharmaJet Product to be Manufactured for use in Clinical Studies. Notwithstanding the foregoing, no less than [***] before [***], Scancell shall notify PharmaJet in writing of its requirements for PharmaJet Product for use in such Clinical Study and the timing for when such PharmaJet Product must be delivered (each a “Delivery Schedule”). Scancell may update each Delivery Schedule on a [***] basis keeping Pharmajet informed of Scancell’s needs for the PharmaJet Product. PharmaJet shall review each Delivery Schedule and shall promptly respond with any comments it may have on the Delivery Schedule, confirming whether there are any elements of the Delivery Schedule that PharmaJet would not be able to meet [***]. [***]. Once a Delivery Schedule has been agreed [***], PharmaJet shall supply to Scancell all quantities of PharmaJet Product in such agreed form Delivery Schedule for use in the applicable Clinical Study, as listed in such agreed Delivery Schedule in accordance with the terms of this Section 5.4 and Section 5.6

5.5	Commercial Supply Orders.

5.5.1	If Scancell wishes to order PharmaJet Product from PharmaJet, it shall prepare and provide to PharmaJet a [***] written rolling forecast setting out Scancell’s estimated orders of PharmaJet Product it requires, on a [***] basis for the subsequent [***] (“Forecast”). [***].

5.5.2	Purchase Orders. Scancell [***] shall issue to PharmaJet a formal purchase order (each a “Purchase Order”) in respect thereof. Each Purchase Order shall include Scancell’s requested delivery date, which date shall be no sooner than [***] (the “Requested Delivery Date”) and, if such Purchase Order reflects the latest Forecast, such Purchase Order shall be binding on both Parties. In addition, Scancell may, from time to time, issue Purchase Orders to PharmaJet for one-off orders of PharmaJet Product[***]. Once such a one-off Purchase Order issued by Scancell has been accepted by PharmaJet without amendment, it shall be binding on both Parties.

5.6	Delivery. All quantities of PharmaJet Product supplied under this Agreement shall be delivered [***], unless otherwise agreed by the Parties in writing. [***] PharmaJet shall, [***], give Scancell all reasonable support, including providing any documents requested by Scancell, for the purpose of clearing the PharmaJet Product for export from the country in which the delivery takes place. Each delivery of PharmaJet Product shall be accompanied by a written Certificate of Analysis confirming that such quantity of PharmaJet Product meets the Specification, and any other documentation specified in the Quality Agreement (“Delivery”). All PharmaJet Product shall, at the time of Delivery, conform to the Specifications and PharmaJet will perform the release procedure according to the Quality Agreement. Title and risk of loss and damage to the PharmaJet Product purchased under this Agreement shall [***]. All PharmaJet Product shall have, at the time of Delivery, the minimum shelf-life stipulated in the Specifications. If requested by Scancell, at Scancell’s cost, PharmaJet shall store any PharmaJet Product, clearly marked as Scancell property and kept separate from PharmaJet or third party property, at a Facility identified in advance to Scancell for the [***] after the Requested Delivery Date

5.7	Delays. PharmaJet shall provide Scancell with as much advance written notice as practicable if PharmaJet determines that any PharmaJet Product will not be delivered on the Requested Delivery Date for any reason. PharmaJet shall indemnify, defend, and hold harmless Scancell on an after-tax basis from and against any and all direct, but not indirect, Losses incurred by Scancell arising from or occurring as a result of and failure by PharmaJet to deliver PharmaJet Product by the Requested Delivery Date or in accordance with Section 5.6, only after all PharmaJet Product paid for by Scancell and being held for Scancell has been used (“Safety Stock”).

5.8	[blank]

5.9	Visual Inspection. Following Delivery, Scancell or its designated agent shall, within [***] of receipt in a Scancell designated facility, carry out a visual inspection of such shipment to ensure that the PharmaJet Product does not have apparent defects and is accompanied by an associated Certificate of Analysis. If such PharmaJet Product shows apparent defects, Scancell shall promptly notify rejection of shipment to PharmaJet in writing along with any possible documentary evidence.

5.10	Latent Defects. Notwithstanding the foregoing, if Scancell identifies that, at the time of Delivery, the PharmaJet Product did not meet the Specification, and such defect was not reasonably apparent from a visual inspection, then provided that Scancell promptly informs PharmaJet by notice in writing of such defect not later than [***] from the date of Scancell’s or its Affiliates’ knowledge of such defect, Scancell shall be entitled to reject the relevant quantity of defective PharmaJet Product.

5.11	Defect Procedure. Within [***] of receipt by PharmaJet of a notice of rejection from Scancell in accordance with Section 5.9 or Section 5.10, PharmaJet may, at its sole discretion, analyse a retained sample of any batch of the PharmaJet Product rejected by Scancell for nonconformity with the applicable Specifications and present its findings with respect thereto to Scancell.

5.11.1	In the event that PharmaJet accepts Scancell’s notice of rejection, PharmaJet shall replace the quantity of defective PharmaJet Product as soon as reasonably practicable thereafter. If the payment in respect of such quantities of defective PharmaJet Product is outstanding, such payment shall be postponed until such replacement quantities of the PharmaJet Product are Delivered in accordance with this Section 5.

5.11.2	In the event that PharmaJet does not accept Scancell’s notice of rejection, an independent qualified laboratory reasonably acceptable to both Parties, and at a cost to be borne by the Party found to be in error, shall analyse both PharmaJet’s and Scancell’s samples of the PharmaJet Product from the batch in question, and the definitive results of such laboratory shall be binding on the Parties. If the batch of the PharmaJet Product in question is determined to be non-conforming, PharmaJet shall replace such non-conforming batch of the PharmaJet Product, or the non-conforming portion thereof, with conforming PharmaJet Product as soon as reasonably practical, and shall promptly reimburse Scancell for the cost of Manufacture and supply (including shipping) of any wasted Scancell Product.

5.12	Changes to Specifications. No changes will be made to the Specifications without the prior written approval of Scancell. If a Regulatory Authority requests that changes be made to the Specifications, [***]. Notwithstanding the foregoing, (i) PharmaJet shall make, at its sole cost and expense, all changes to the Specifications that are agreed with Scancell which are: (a) required to be made by any Regulatory Authority in [***] and do not relate specifically to the Licensed Product, or (b) requested by PharmaJet and approved by Scancell, and (ii) PharmaJet shall make, at Scancell’s sole cost and expense, all changes to the Specifications that are agreed with Scancell which are: (a) required to be made by any Regulatory Authority in [***] which relate specifically to the Licensed Product or (b) are specifically requested by Scancell in writing.

5.13	Recall. Details of how recalls shall be managed worldwide shall be set out in the Quality Agreement. Notwithstanding the foregoing, Scancell shall have the right and obligation to control all recalls, product withdrawals and field corrections for Licensed Product worldwide and each Party shall bear its own costs associated therewith; provided however that to the extent a recall was caused by PharmaJet’s failure to comply with the terms of this Agreement, the cost of such recall, including the expenses of notification, destruction and/or return of the Licensed Product recalled, shall be the responsibility of PharmaJet. If there is a disagreement between the Parties as to which Party is responsible for the causes of the recall, or to what extent such Party is responsible, the Parties shall by mutual agreement appoint an independent expert to decide such dispute. [***] If the recall is found to have been caused by both Parties, then [***].

5.14	Observation of Manufacturing. Scancell may send up to [***] to each PharmaJet Facility performing any Manufacturing activities under this Agreement to observe the Manufacturing process for a maximum of [***] (unless otherwise agreed in writing), upon at least [***] prior notice, at reasonable times during regular business hours. Scancell shall ensure that such representatives shall abide by all reasonable PharmaJet safety rules and other applicable employee policies and procedures.

5.15	Manufacturing Records. PharmaJet shall maintain complete and accurate records of all production activities related to the Manufacture of PharmaJet Product supplied under this Agreement (“Device History Record”) from the date of Manufacture of the relevant PharmaJet Product and for [***] thereafter, which Device History Records shall be promptly made available to Scancell on request. PharmaJet will not destroy any Device History Records without first notifying Scancell in writing and giving Scancell an opportunity to obtain such records and to store them itself.

5.16	Notice of Inspections. In the event that a Regulatory Authority is to conduct an audit or inspection of PharmaJet or its service providers which relates to the Licensed Product, including of any Facility, PharmaJet will give Scancell such notice as is reasonably practicable of any such audit or inspection and shall grant Scancell and the Regulatory Authority such access to data, personnel or facilities as may be reasonably necessary. PharmaJet will provide Scancell with a copy of any such inspection request made by a Regulatory Authority and Scancell shall have the right to review all responses, materials and correspondence if related to the Licensed Product. PharmaJet will promptly, and in any event within [***] of PharmaJet’s receipt, advise Scancell of any adverse comments made by any Regulatory Authority following any such inspection/audit and promptly provide a copy of the complete inspection report, together with all associated correspondence, findings, notices, forms, and letters, and, if applicable, any FDA Form 483, for Scancell’s review.

5.17	Pharmacovigilance and Adverse Events. The Parties shall ensure that an appropriate system for pharmacovigilance activities is in place to designate responsibility and liability for Licensed Products in accordance with all Applicable Laws. The Parties shall enter into a Pharmacovigilance Agreement promptly following the signature of this Agreement and, in any event, prior to the commencement of the next Clinical Study of a Licensed Product. PharmaJet shall promptly notify Scancell of any Adverse Event relating to the PharmaJet Products, and shall provide such other information relating to the safety of the PharmaJet Product as Scancell may reasonably request from time to time.

6.	PRICE AND PAYMENT TERMS

6.1	Upfront Payment. Scancell shall pay to PharmaJet Two Million Dollars ($2,000,000) as an upfront payment. The upfront payment is due as follows:

6.1.1	[***]

6.1.2	[***]

6.1.3	[***]

6.2	Supply Price of PharmaJet Product.

6.2.1	All PharmaJet Product for use in Clinical Studies shall be supplied by PharmaJet under this Agreement without charge to Scancell, provided that such quantity of PharmaJet Product does not exceed [***] (the “Free Clinical Supply”).

6.2.2	All PharmaJet Product supplied under this Agreement with the exception of the Free Clinical Supply shall be charged at the Supply Price. All PharmaJet Product shall be invoiced by PharmaJet on or after the date of Delivery of such PharmaJet Product and such invoices shall be paid within [***].

6.3	Milestone Payments.

6.3.1	Scancell shall pay to PharmaJet the one-time milestone payments set forth below following the first achievement by Scancell, and/or any of its Affiliates, of the corresponding milestone events defined below with respect to the Licensed Product (each, a “Milestone Payment” and “Milestone Event,” respectively). The Milestone Payments shall be payable only one time with respect to the first time a Licensed Product achieves the applicable Milestone Event, following receipt of the relevant invoice from PharmaJet.

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

6.3.2	One-Time Payments. Each of the Milestone Payments shall be paid no more than once with respect to all Licensed Products in the Field collectively, and no amounts shall be due hereunder for any subsequent or repeated achievement of such Milestone Event by Scancell, its Affiliates or Sublicensees. Accordingly, in no event shall the aggregate amount to be paid to PharmaJet pursuant to this Section 6.3 exceed Eight Million Dollars ($8,000,000) with respect to the achievement of all Milestone Events for all Licensed Products in the Field.

6.3.3	Reports and Payments. Scancell shall notify PharmaJet in writing within [***] after the achievement of each Milestone Event by Scancell, or any of its Affiliates. Based on such notice, PharmaJet shall then issue and send to Scancell the invoice for the appropriate Milestone Payment, which shall be paid by Scancell within [***] of receipt of such invoice.

6.4	Royalty Payments.

6.4.1	Royalty. Subject to the terms and conditions of this Agreement, in consideration for the rights and licenses granted under this Agreement, Scancell shall pay to PharmaJet a royalty of [***] on Net Sales of Licensed Products during the Royalty Term.

6.4.2	Royalty Term. After the expiration of the applicable Royalty Term with respect to a Licensed Product in a country, no further royalties shall be due with respect to such Licensed Product in such country and the licenses and rights granted by PharmaJet to Scancell under this Agreement with respect to such Licensed Product (and the PharmaJet Product(s) included therein) in such country will become fully paid-up, royalty-free, perpetual and irrevocable.

6.4.3	Royalty Adjustments.

(a)	Third Party Payments. If Scancell, its Affiliates or Sublicensees become obligated to make any payment to a Third Party with respect to Intellectual Property Rights owned or controlled by such Third Party that are [***] for or utilized in the Manufacture, use or sale of the Licensed Product (“Third Party Payments”), Scancell may deduct [***] of the amount payable to each such Third Party from the amounts payable to PharmaJet under this Section 6.4; provided that such deduction shall not reduce the amounts so payable to PharmaJet to less than [***] of the amount that would otherwise be due hereunder.

(b)	Valid Claim Coverage. If the PharmaJet Product used in a Licensed Product is not Covered by a Valid Claim of a Licensed Patent in a country in which such Licensed Product is sold, the royalty payable by Scancell with respect to Net Sales of such Licensed Product in such country shall be reduced by [***] of the amount otherwise payable pursuant to this Section 6.4.

(c)	Generic Version. On a Licensed Product-by-Licensed Product and country-by-country basis, if [***] one or more Generic Versions of such Licensed Product is sold in such country, the amount payable to PharmaJet pursuant to this Section 6.4 for Net Sales of such Licensed Product in such country shall be reduced by [***] for such [***]. If such an adjustment is made for [***] with respect to such Licensed Product, then such reduction shall continue for the remainder of the applicable Royalty Term for such Licensed Product.

6.4.4	One Royalty. No more than one royalty payment shall be due under this Agreement with respect to a sale of a particular Licensed Product (e.g., even if such Licensed Product is Covered by multiple Valid Claims or multiple Licensed Patents).

6.4.5	Royalty Reports. Commencing with [***], Scancell shall deliver to PharmaJet a report (each, a “Royalty Report”) setting out [***]. Scancell will pay such amounts to PharmaJet within [***] following Scancell’s receipt of such invoice.

6.5	Buy-Out Option is Exercised in the Event of a Licensed Product Acquisition.

6.5.1	In the event that there is an Acquisition with respect to Scancell, Scancell shall have the option, exercisable by Scancell on written notice to be received by PharmaJet within [***] of the completion of such Acquisition (the “Buy-Out Option Term”), to pay PharmaJet [***] of the Relevant Consideration paid for the Acquisition. For clarity, in the event that Scancell exercises the option set out in this Section 6.5 (“Buy-Out Option”), the terms in this Section 6.5 shall be in place of the payment obligations in Sections 6.3, 6.4, 6.6, 6.7, 12.1.2 and 12.2, and neither Scancell nor the Acquirer shall have any obligation to make any payments pursuant to any of those Sections provided always that, save as provided above, all of the other provisions of this Agreement shall continue in full force and effect.

6.5.2	Where such Acquisition is of Scancell, or of Scancell’s assets including the Licensed Product and assets that are not Licensed Product, then the Parties shall use commercially reasonable efforts to agree on what proportion of the Relevant Consideration received by Scancell is properly associated with the Licensed Products that are the subject of the Acquisition. If the Parties cannot agree within [***] of completion of such Acquisition of Scancell, then [***].The Relevant Consideration received by Scancell in respect of the Acquisition shall be multiplied by that fraction and that proportion of the Relevant Consideration shall be used to calculate the value attributable to Licensed Products for the purposes of Section 6.5.1.

6.6	Buy-Out Option is Not Exercised in the Event of a Licensed Product Acquisition. In the event that there is an Acquisition with respect to Scancell, and Scancell does not exercise the Buy-Out Option as provided for in Section 6.5, then any Milestone Payments that have not been paid as at the date of the expiry of the Buy-Out Option Term shall become due and payable within [***]. For clarity in the event that Scancell does not exercise the Buy-Out Option set out in Section 6.5, Scancell’s obligation to make payments pursuant to Sections 6.3, 6.4 and 6.7 shall continue.

6.7	Net Revenue Received from a Sublicensee.

6.7.1	Subject to the terms and conditions of this Agreement, in consideration for the rights and licenses granted under this Agreement, Scancell shall pay to PharmaJet the percentage of Net Revenue received based on the time at which the relevant sublicense was entered into, as follows:

Time at which sublicense giving rise to Net Revenue was entered into	Percentage of Net Revenue
Sublicense entered into prior to [***]	[***]
Sublicense entered into [***]	[***]

For clarity, the terms of this Section 6.7 relating to revenue share shall not apply (i) to the extent that the relevant sublicense agreement includes the grant of rights and licenses to assets that are not Licensed Products or (ii) to any Acquisition of Scancell. For further clarity, solely to the extent that the Licensed Product is out-licensed, the obligations to pay Net Revenue pursuant to this Section 6.7 shall be in place of the payment obligations in Sections 6.3, 6.4, 6.5, 6.6, 12.1.2 and 12.2 and neither Scancell nor any future Acquirer shall have any obligation to make any payments pursuant to any of those Sections provided always that, save as provided above, all of the other provisions of this Agreement shall continue in full force and effect. It is agreed that, should the relevant out-license be terminated such that the rights revert to Scancell, the obligation to pay royalties and any milestones that remain unachieved at the time of termination, together with Sections 12.1.2 and 12.2, shall be reinstated unless and until there is a subsequent out-license or Acquisition.

6.7.2	Non-Cash Consideration. PharmaJet will only consider non-cash consideration to the extent that Scancell itself is accepting non-cash consideration. If any Net Revenue is received as non-cash consideration, Scancell shall, after consultation in good faith with PharmaJet: [***].

6.8	Exchange Rate. [***].

6.9	Taxes

6.9.1	Withholding Tax.

(a)	In the event any payments to be made to PharmaJet or its Affiliates under this Agreement are subject to withholding tax under Applicable Laws, including extra-territorial taxation, or if it is unclear whether the requirements of Applicable Laws, including extra-territorial taxation, are met, Scancell or its Affiliates shall be authorized to deduct the withholding tax from the payments, and shall pay all such withholding tax to the relevant tax authority, so that only the correspondingly reduced amount of payments (i.e. the full amount payable less withholding tax) is paid out to PharmaJet. Scancell shall provide PharmaJet with proof of the withholding tax payment. PharmaJet and Scancell shall make all reasonable efforts to obtain relief or reduction of withholding tax under the applicable tax treaties, including but not limited to the submission or issuance of requisite forms and information. If a special procedure is required for treaty relief by Applicable Law, a treaty relief based on a tax treaty will only be taken into account if PharmaJet submits any exemption certificate requested by Scancell to Scancell in accordance with legal requirements on or prior to the time of the payment to PharmaJet.

(b)	If no withholding tax deduction has been made on the payments to PharmaJet or its Affiliates under this Agreement, but tax authorities subsequently take the position that a withholding tax deduction should have been made, including extraterritorial taxation, PharmaJet shall provide, at its own expense, all reasonable support to Scancell to obtain relief or reduction of withholding under the applicable laws and tax treaties, including but not limited to the submission or issuance of requisite forms and information, and the Parties will bear such liability (reimburse one another as necessary) in a manner consistent with that which would have resulted had the tax been originally withheld. Any refunds of withholding taxes that are granted to PharmaJet by the competent tax authority and which would cause PharmaJet to receive payments in excess of that which Scancell would owe under this Agreement, including related interest, shall be paid to Scancell by PharmaJet.

6.9.2	All amounts mentioned in this Agreement are exclusive of any VAT. PharmaJet shall issue all invoices in full compliance with the VAT laws and regulations applicable at PharmaJet’s place of business. If any VAT is due based on local law, PharmaJet will be allowed to add the amount of VAT to the amounts mentioned in this Agreement and invoice Scancell the net amount plus applicable VAT.

6.9.3	Notwithstanding the foregoing, if PharmaJet restructures this Agreement so that an Affiliate of PharmaJet or a Third Party assignee receives payments from Scancell under this Agreement, which causes Scancell or its Affiliates to incur VAT or any other tax and neither Scancell nor any of its Affiliates are able to recover such withheld amounts, PharmaJet agrees that Scancell may reduce the amount payable by an amount equal to the unrecoverable VAT or other taxes incurred or to be incurred with respect to such payment, so that after including all such unrecoverable VAT or other taxes, Scancell pays an amount equal to what it would have paid had the payments been made from the United Kingdom to PharmaJet in the United States.

6.10	Financial Records.

6.10.1	Scancell shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to the gross sales and Net Sales of Licensed Product in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by Scancell and its Affiliates until [***] after the end of the Year to which such books and records pertain.

6.11	Audit.

6.11.1	At PharmaJet’s request, Scancell shall, and shall cause its Affiliates to, permit an independent public accounting firm designated by PharmaJet, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.10 to ensure the accuracy of all reports and payments made under this Agreement, including without limitation any reports and payments made under Section 6. The accounting firm shall report to the Parties with reasons whether the reports are correct or not, and the specific details concerning any discrepancies. No other information shall be shared with PharmaJet. Except as provided below, the cost of this audit shall be borne by PharmaJet, unless the audit reveals an underpayment of more than [***] from the reported amounts, in which case Scancell shall bear the cost of the audit. If such audit concludes that (x) additional amounts were owed by Scancell, Scancell shall pay the additional amounts, or (y) excess payments were made by Scancell, PharmaJet shall reimburse such excess payments, in either case ((x) or (y)), within [***] after the date on which such audit is completed.

6.12	Confidentiality. The receiving Party shall treat all information subject to review under this Section 6 in accordance with the confidentiality provisions of Section 8 and the Parties shall cause any independent public accounting firm appointed in accordance with Section 6.11 to enter into a reasonably acceptable confidentiality agreement obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

7.	INTELLECTUAL PROPERTY

7.1	Ownership of Intellectual Property. Inventorship of Know-How and inventions conceived, discovered, developed, or otherwise made under this Agreement shall be determined in accordance with the laws of the United States irrespective of where such conception, discovery, development or making occurs. Ownership of all such Know-How and inventions shall follow inventorship. For the avoidance of doubt, each Party shall own and retain all right, title and interest in and to any and all Intellectual Property Rights that are owned or otherwise Controlled by such Party or its Affiliates on the Effective Date or which come into the Control of such Party or its Affiliates after the Effective Date independently of this Agreement.

7.2	Maintenance and Prosecution of Licensed Patents and Licensed Design Rights. PharmaJet shall have the right, but not the obligation, to prepare, file, prosecute, and maintain all Licensed Patents and Licensed Design Rights, at PharmaJet’s expense. PharmaJet shall keep Scancell fully informed of all steps with regard to the preparation, filing, prosecution, and maintenance of the Licensed Patents and Licensed Design Rights taken by PharmaJet in respect of all territories and countries in the world, and shall provide Scancell with a copy of material communications to and from the patent authorities regarding such Patents and design rights, including drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow Scancell a reasonable opportunity to review and comment thereon. PharmaJet shall reasonably consider and reasonably incorporate Scancell’s requests and suggestions with respect to such drafts and with respect to strategies for filing and prosecuting the Licensed Patents and Licensed Design Rights. If PharmaJet, at any time during the Term, determines to abandon or not maintain any of the Licensed Patents or Licensed Design Rights anywhere in the world, then PharmaJet shall provide Scancell with prior written notice sufficiently in advance of any abandonment to enable Scancell, at Scancell’s sole discretion and costs, to maintain such Licensed Patents and Licensed Design Rights and assume the prosecution and, on receipt of such notice, PharmaJet shall transfer such prosecution to Scancell.

7.3	Enforcement of Patents.

7.3.1	Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Licensed Patents or and Licensed Design Rights in any jurisdiction of which such Party becomes aware (an “Infringement”).

7.3.2	Licensed Patents. PharmaJet shall have the first right to bring and control any legal action in connection with an Infringement with respect to any Licensed Patent or and Licensed Design Rights at its own expense as it reasonably determines appropriate. Before commencing any action [***].

7.3.3	Cooperation. The Parties agree to cooperate fully in any third-party infringement action pursuant to this Section 7.3. [***].

7.3.4	Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realised and actually received by either Party as a result of such litigation described in this Section 7.3 (whether by way of settlement or otherwise) shall be [***].

7.4	Infringement Claims by Third Parties. If the Exploitation of a Licensed Product results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Scancell (or its Affiliates or Sublicensees), Scancell shall have the sole right, but not the obligation, to defend and control the defence of any such claim, suit, or proceeding at its own expense, using counsel of its own choice; provided, however, that the provisions of Section 7.3 shall govern the right of Scancell to assert a counterclaim of infringement of any Licensed Patent or Licensed Design Right.

7.5	Invalidity or Unenforceability Defences or Actions.

7.5.1	Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patents or Licensed Design Rights by a Third Party of which such Party becomes aware.

7.5.2	Defence

(a)	Subject to Section 7.5.2(b), PharmaJet shall have the first right, but not the obligation, to defend and control the defence of the validity and enforceability of the Licensed Patents and Licensed Design Rights. PharmaJet shall consult in good faith with Scancell to determine a course of action with respect to any such proceeding. Scancell may participate in any such claim, suit, or proceeding with counsel of its choice at its sole cost and expense; provided that PharmaJet shall retain control of the defence in such claim, suit, or proceeding. If PharmaJet elects not to defend or control the defence of any such Licensed Patents or Licensed Design Rights, or otherwise fails to initiate and maintain the defence of any such claim, suit, or proceeding in each case within a timely manner, then Scancell may conduct and control the defence of any such claim, suit, or proceeding, at its sole cost and expense.

(b)	Where Scancell has assumed the maintenance and prosecution of such Licensed Patent or Licensed Design Right pursuant to Section 7.2, Scancell shall have the right, but not the obligation, to defend and control the defence of the validity and enforceability of the relevant Licensed Patents and Licensed Design Rights, at its sole cost and expense.

7.5.3	Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 7.5, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours.

8.	CONFIDENTIALITY AND NON-DISCLOSURE

8.1	Confidentiality Obligations. At all times during the Term and for a period of [***] following termination or expiration hereof in its entirety, or the last commercial sale of the Licensed Product, whichever is later, each Party shall, and shall cause its Affiliates and its and their respective officers, directors, employees, consultants, contractors, and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information, including without limitation Licensed Know-How or Design Rights, furnished or otherwise made known to it, directly or indirectly, by the other Party or its Affiliates, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 8.1 with respect to any Confidential Information shall not apply to any information that:

8.1.1	has been published by a Third Party or otherwise is or hereafter becomes part of the public domain through no fault on the part of the receiving Party;

8.1.2	has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information, as evidenced by contemporaneous written record;

8.1.3	is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party, as evidenced by contemporaneous written record; or

8.1.4	has been independently developed by or for the receiving Party without reference to or use of the disclosing Party’s Confidential Information, as evidenced by contemporaneous written record.

Any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

8.2	Permitted Disclosures. Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

8.2.1	(a) filing or prosecuting Patents as contemplated by this Agreement, or (b) prosecuting or defending litigation as contemplated by this Agreement;

8.2.2	to governmental authorities, including Regulatory Authorities, to the extent useful, (a) to make regulatory filings, including Drug Approval Applications or otherwise in seeking, obtaining and maintaining Regulatory Approvals (including complying with the requirements of Regulatory Authorities with respect to filing for, obtaining and maintaining such Regulatory Approvals); (b) for purposes of securing product use recommendations, tenders, direct procurement contracts or responding to relevant requests for information; (c) complying with applicable governmental regulations with respect to performance under this Agreement or (d) in order to respond to inquiries, requests or investigations relating to the Products or this Agreement, in each case (a) to (d), in accordance with this Agreement;

8.2.3	complying with applicable court orders or governmental regulations, including regulations promulgated by securities exchanges on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted) provided that if the receiving Party is required to make a disclosure of the disclosing Party’s Confidential Information pursuant to this Section 8.2.3 it will, except where impracticable, (i) give reasonable advance notice to the disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the receiving Party would use to protect its own confidential information, and (iii) cooperate with any efforts by the disclosing Party, at the disclosing Party’s request and expense, to prevent or limit disclosure of such Confidential Information;

8.2.4	disclosure to its and its Affiliates’ employees, consultants, contractors, service providers and agents, in each case on a need-to-know basis in connection with the Development, Manufacture, or Commercialisation of the Product in accordance with the terms of this Agreement, in each case under obligations of confidentiality and non-use at least as stringent as those herein;

8.2.5	disclosure to actual and bona fide potential investors, acquirors, licensees, sublicensees, and other financial or commercial partners for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use to reasonably protect the confidentiality thereof; and

8.2.6	disclosure to a Tax authority in connection with the Tax affairs or a reporting obligation of the receiving Party.

8.3	Prior Confidentiality Agreement. This Agreement supersedes the Confidentiality Agreement entered into by the Parties dated [***] regarding the subject matter of this Agreement. All information exchanged between the Parties under such Confidentiality Agreement shall be deemed to have been disclosed under this Agreement on a going-forward basis and shall be subject to the terms of this Section 8 as of the Effective Date.

8.4	Use of Name. Except as expressly provided in this Agreement, neither Party shall use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance, which approval shall not be unreasonably withheld, conditioned, or delayed. The restrictions imposed by this Section 8.4 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided, that such Party shall submit the proposed disclosure identifying the other Party in writing to such other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment on such disclosure.

8.5	Confidential Disclosure of Terms.

8.5.1	Each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except as permitted under Section 8.2 above or Section 8.5.2 below, and notwithstanding the foregoing, each Party may disclose the terms of this Agreement to its advisors (including financial advisors, attorneys and accountants), potential and existing investors, collaboration partners or acquirers, and others on a reasonable need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof.

8.5.2	The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission or other government authorities. In the event that a Party determines based on advice of outside counsel that such a filing is required, such Party shall request confidential treatment of all Confidential Information herein, including the sensitive commercial, financial, and technical terms hereof, to the extent such confidential treatment may be reasonably available to such Party. In the event of any such filing, the filing Party shall provide the other Party with a copy of this Agreement marked to show provisions for which such filing Party intends to seek confidential treatment within a reasonable amount of time prior to filing and shall use good faith efforts to incorporate the other Party’s reasonable comments thereon to the extent consistent with Applicable Law. Each Party shall be responsible for its own legal and other external costs in connection with any such filing.

8.6	Public Announcements. Other than the agreed press release set out in Schedule 8.6, neither Party shall issue any public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is made in connection with an earnings call or investor day of such Party or, in the opinion of the disclosing Party’s counsel, is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon. Notwithstanding anything to the contrary herein, each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement which have already been publicly disclosed in accordance herewith (but not other terms of this Agreement).

8.7	Publications. The Parties acknowledge that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of the Development activities hereunder.

8.7.1	By PharmaJet. PharmaJet shall not have the right or obligation to make any publications, oral presentations, articles, posters, abstracts or other public disclosures related to the Licensed Product without Scancell’s prior written consent, which shall not be unreasonably withheld.

8.7.2	By Scancell. Scancell shall have the right to make any publications, oral presentations, articles, posters, abstracts or other public disclosures related to the Licensed Product. In each instance, Scancell shall acknowledge this collaboration and reference the PharmaJet Product in its publications, oral presentations, articles, posters, abstracts or other public disclosures related to the Licensed Product. However, if any scientific publications or marketing materials are prepared by Scancell that directly reference PharmaJet Product results or data, such publications and marketing materials will be offered for PharmaJet’s review prior to publication.

8.7.3	By the Parties. The Parties shall provide the JSC at each [***] meeting with a non-binding calendar of expected publications, public announcements and other relevant disclosures for overall communication planning purposes.

8.8	Return of Confidential Information. Upon termination of this Agreement in its entirety, each receiving Party shall promptly return to the other Party, or delete or destroy, all records and materials in such receiving Party’s possession or control containing Confidential Information of the other Party; provided that such receiving Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations under this Agreement, as required by Applicable Law, or for legal archival purposes. Notwithstanding the foregoing, such receiving Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose.

8.9	Equitable Relief. Given the nature of the Confidential Information and the competitive damage that could result to a Party upon unauthorised disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages will not be a sufficient remedy for any breach of this Section 8. In addition to all other remedies, a Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 8.

9.	REPRESENTATIONS AND WARRANTIES

9.1	Mutual Warranties. Each Party hereby represents and warrants, as of the Effective Date, as follows:

9.1.1	Organisation. It is a company duly organised, validly existing, and in good standing under the laws of the jurisdiction of its organisation, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

9.1.2	Authorisation. The execution and delivery of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorised by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organisational documents, (b) any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

9.1.3	Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

9.1.4	No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent with the terms of this Agreement, or that would impede the diligent and complete fulfilment of its obligations hereunder.

9.2	Additional Warranties by PharmaJet. Except as otherwise disclosed to Scancell in writing, PharmaJet hereby warrants, as of the Effective Date, as follows:

9.2.1	it has the right to grant all rights and licenses it purports to grant to Scancell with respect to the Licensed IP under this Agreement, free and clear of any rights therein granted to any Third Party;

9.2.2	all Licensed Patents have been prosecuted at the applicable patent offices in accordance with Applicable Laws, and all applicable fees have been paid on or before the due date for payment;

9.2.3	no claim or action has been brought or, to PharmaJet’s knowledge, threatened in writing, by any Third Party alleging that the use of the Licensed IP infringes or misappropriates, or would infringe or misappropriate, any Intellectual Property Rights of any Third Party;

9.2.4	there is no actual infringement by a Third Party of the Licensed IP;

9.2.5	PharmaJet has not knowingly withheld any Licensed Know-How that is reasonably relevant for Scancell’s conduct of activities under this Agreement and all Licensed Know-How provided to Scancell is free from any material inaccuracies;

9.2.6	PharmaJet has disclosed to Scancell all relevant information relating to the safety and efficacy of the PharmaJet Products;

9.2.7	the Licensed IP is not subject to any funding agreement with any government or governmental authority;

9.2.8	PharmaJet has conducted, and to PharmaJet’s knowledge, its contractors and consultants have conducted, all its Development activities relating to the PharmaJet Products in accordance with Applicable Laws;

9.2.9	neither PharmaJet nor any of its Affiliates are, or have been, debarred or disqualified by any Regulatory Authority; and none of PharmaJet or any of its Affiliates’ employees or contractors who were involved in the Development, Manufacture or Commercialization of PharmaJet Products are, or have been, debarred or disqualified by any Regulatory Authority;

9.2.10	to PharmaJet’s knowledge, none of the materials and documents provided to Scancell in the course of Scancell’s due diligence preceding execution of this Agreement contained any untrue statement of material fact;

9.2.11	all studies, tests and Clinical Studies conducted using any PharmaJet Product prior to, or being conducted as of, the Effective Date, have been and are being conducted in all material respects in accordance with Applicable Laws;

9.2.12	it has not, in the Manufacture of products at its facilities, infringed, misappropriated or otherwise violated any Third Party’s Intellectual Property Rights (including rights in Know-How) and, to PharmaJet’s knowledge, the Manufacture of the PharmaJet Product in accordance with this Agreement will not infringe, misappropriate or otherwise violate any Third Party’s Intellectual Property Rights (including rights in Know-How);

9.2.13	true, accurate and complete copies of all relevant reports issued by any Regulatory Authority to have conducted an inspection or audit of PharmaJet’s facilities and those of its subcontractors have been made available for Scancell to review at PharmaJet’s offices;

9.2.14	the manufacturing facilities and processes used to manufacture PharmaJet Products have been certified by the FDA and EMA and have been found to be in compliance with Good Manufacturing Practices in all regards;

9.2.15	true, complete and accurate copies of all Manufacturing Agreements have been made available for Scancell to review at PharmaJet’s offices;

9.2.16	there is no reason that PharmaJet is aware of that would prevent or inhibit its ability to supply PharmaJet Product to Scancell that meets the Specifications, GMP and Applicable Law in the quantity that the Parties reasonably expect at the Effective Date;

9.2.17	the Manufacturing Agreements are all in writing and are valid and enforceable; and

9.2.18	no party to any Manufacturing Agreement is in breach of a Manufacturing Agreement, there is no reason that PharmaJet is aware of as to why any supplier or Manufacturer would not be able to supply under the applicable Manufacturing Agreement, and PharmaJet has no outstanding debts and has not been late in paying, in full, any payments when due under any Manufacturing Agreement.

9.3	Mutual Covenants. Each Party hereby covenants and agrees that:

9.3.1	it shall not employ, contract with, or retain any Person directly or indirectly to perform any of the activities under this Agreement if such Person is, to the knowledge of such Party, under investigation by any Regulatory Authority for debarment or is presently debarred by a Regulatory Authority; and

9.3.2	it shall comply with all Applicable Laws and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act 2010, as amended, any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions, and any other applicable equivalent laws.

9.4	Additional Covenants by PharmaJet. PharmaJet hereby covenants and agrees that:

9.4.1	it has, and will maintain through the Term, (i) a Manufacturing facility that complies with all Applicable Laws and GMP, and such facility shall be the only facility used by or on behalf of PharmaJet to Manufacture any PharmaJet Product supplied under this Agreement, unless otherwise agreed by the Parties, (ii) suitably skilled personnel, and all equipment reasonably required, to Manufacture the PharmaJet Product in accordance with this Agreement, and such equipment shall be maintained in accordance with the manufacturer’s instructions and (iii) all necessary permits, approvals, clearances, licenses and authorisations for the proper performance of its activities under this Agreement;

9.4.2	PharmaJet shall ensure that none of the Manufacturing Agreements are terminated, revoked or allowed to expire during the Term for any reason attributable to PharmaJet. PharmaJet shall:

(a)	not terminate a Manufacturing Agreement without first obtaining Scancell’s express written consent to such termination, which shall not be unreasonably withheld;

(b)	ensure that it complies, at all times, with each of its obligations under the Manufacturing Agreements in a timely manner; and

(c)	not agree or consent to any material amendment, material supplement, or other material modification (including termination) to the Manufacturing Agreements that are related to the Licensed Product without Scancell’s prior written consent, which shall not be unreasonably withheld;

9.4.3	it will not license, assign, transfer or encumber the Licensed IP in a manner which would conflict with, or adversely affect the license and rights granted to Scancell under this Agreement; and

9.4.4	all PharmaJet Product supplied under this Agreement comply with Applicable Laws, the Specifications and the terms of the Quality Agreement at the time of Delivery and are free and clear of all liens and other encumbrances.

9.5	Additional Covenants by Scancell.

9.5.1	Scancell hereby covenants and agrees to use diligent efforts to develop the Licensed Product.

9.6	Disclaimer of Warranties. Except for the express warranties set forth herein, neither PharmaJet nor Scancell nor any of their respective Affiliates makes any warranties, express or implied, either in fact or by operation of law, by statute, or otherwise, and each Party specifically disclaims any other warranties, whether written or oral, express or implied, including any warranty of quality, merchantability, or fitness for a particular use or purpose, or any warranty as to the validity of any patents or the non-infringement of any Intellectual Property Rights of Third Parties.

10.	INDEMNITY

10.1	Indemnification of Scancell. PharmaJet shall indemnify, defend, and hold harmless Scancell, its Affiliates, and their respective directors, officers, employees, and agents (collectively, the “Scancell Indemnitees”) on an after-Tax basis from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Claims”) incurred by or rendered against the Scancell Indemnitees arising from or occurring as a result of:

10.1.1	the Exploitation of any PharmaJet Product except to the extent that such Loss was reasonably attributable to a Scancell Product;

10.1.2	the breach by PharmaJet of this Agreement; or

10.1.3	the negligence or wilful misconduct on the part of PharmaJet or its Affiliates or its or their respective directors, officers, employees, or agents in performing its obligations under this Agreement, provided that such indemnity shall not apply to the extent such Loss is attributable to Scancell’s breach of this Agreement or the negligence or wilful misconduct of any Scancell Indemnitee.

10.2	Indemnification of PharmaJet. Scancell shall indemnify, defend, and hold harmless PharmaJet, its Affiliates, and its and their respective directors, officers, employees, and agents (collectively, the “PharmaJet Indemnitees”) on an after-Tax basis from and against any and all Losses in connection with any and all Claims incurred by or rendered against the PharmaJet Indemnitees arising from or occurring as a result of:

10.2.1	the Exploitation of the Licensed Product by Scancell, its Affiliates or Sublicensees except to the extent that such loss was reasonably attributable to a PharmaJet Product;

10.2.2	the breach by Scancell of this Agreement; or

10.2.3	the negligence or wilful misconduct on the part of Scancell or its Affiliates or its or their respective directors, officers, employees, or agents in performing its obligations under this Agreement, provided that such indemnity shall not apply to the extent such Loss is attributable to PharmaJet’s breach of this Agreement or the negligence or wilful misconduct of any PharmaJet Indemnitee.

10.3	Indemnification Procedure. A Party that intends to claim indemnification under this Section 10 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Claim (including a copy of any related complaint, summons, notice or other instrument) in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have control of the defence or settlement of such Claim provided: (i) the Indemnitor shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the Claim, (ii) the Indemnitee shall reasonably cooperate in the investigation, defence and settlement of such Claim at the Indemnitor’s expense, and (iii) neither Party will enter into any settlement agreement that attributes fault or negligence to the other Party, requires any payment by the other Party, or restricts the future actions or activities of the other Party, without the other Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Any Indemnitee shall have the right to participate in, but not control, the defence and settlement of the Claim and to employ separate legal counsel of its own choice; provided, however, that such employment shall be at the Indemnitee’s own expense, unless (a) the employment thereof has been specifically authorised by the Indemnitor, or (b) the Indemnitor has failed to assume the defence and employ counsel (in which case the Indemnitee shall control the defence and settlement of such Claim). The reasonable and verifiable costs and expenses, including reasonable fees and disbursements of counsel, incurred by any Indemnitee in connection with any Claim shall be reimbursed within [***] by the Indemnitor subject to refund in the event the Indemnitor is ultimately held not to be obligated to indemnify the Indemnitee.

10.4	Special, Indirect, and Other Losses. Except to the extent any such damages are required to be paid to a Third Party as part of a Claim for which a Party provides indemnification under this Section 10 or in respect of any amount provided for under the indemnity in Section 5.7, neither Party nor any of its Affiliates shall be liable for: (i) any loss of profits or business interruption, or (ii) any indirect, incidental, special, exemplary, punitive, or consequential damages, in each case (i) and (ii), however caused and on any theory of liability, whether in contract, tort, negligence, breach of statutory duty, or otherwise in connection with or arising in any way out of the terms of this Agreement or the transactions contemplated hereby or the use of the Product, even if advised of the possibility of such damage. The foregoing limitation of liability shall not operate to limit or exclude either Party’s liability for (a) death or personal injury, (b) fraud, (c) wilful misconduct, or (d) any other liability which, pursuant to Applicable Law, cannot be limited or excluded.

10.5	Insurance. Each Party shall maintain, at its own expense, clinical trial insurance, commercial general liability insurance and product liability and other appropriate insurance in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement. Each Party shall maintain such insurance for the period commencing promptly after the Effective Date until [***] after the expiry or termination of this Agreement. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request. It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations under this Agreement.

11.	TERMINATION

11.1	Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, shall remain in effect until the expiration of the last to expire Royalty Term for a Licensed Product (the “Term”).

11.2	Termination for Justifiable Reasons. Scancell shall have the right to terminate this Agreement in its entirety, upon [***] prior written notice, at any time during the Term,

11.2.1	if Scancell, acting reasonably, considers that:

(a)	there are safety, scientific or technical reasons that would make the continued development of the Licensed Product, or the delivery of the Licensed Product with the PharmaJet Product commercially unviable;

(b)	the continued development of the Licensed Product, or the delivery of the Licensed Product with the PharmaJet Product is not justifiable economically; or

(c)	PharmaJet will not be able to deliver PharmaJet Product in the volumes, at the required quality and/or at the times as specified in the relevant Forecast; or

11.2.2	if PharmaJet makes a materially adverse amendment to any Manufacturing Agreement related to the Licensed Product or material change in its suppliers adversely impacting the Licensed Product; or

11.2.3	if, over a [***] period, PharmaJet has failed to supply at least [***] of the volumes ordered by Scancell provided such amounts do not exceed [***].

11.3	Termination for Material Breach. Each Party shall have the right to terminate this Agreement immediately upon written notice (a “Termination Notice”) if such other Party materially breaches this Agreement and has not cured the breach specified in the Termination Notice within [***] after receipt by the breaching Party of the Termination Notice (the “Cure Period”) other than a payment default, which must be cured within [***]. Any right to terminate under this Section 11.3 shall be stayed and the Cure Period tolled in the event that, during any Cure Period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Section 14.3 with respect to the alleged breach, which stay and tolling shall continue until such Dispute has been resolved in accordance with Section 14.3.

11.4	Termination for Insolvency.

11.4.1	In the event that a Party (a) files or resolves to file for protection under (i) bankruptcy, (ii) insolvency, (iii) reorganisation (save in the case of a solvent reorganization), (iv) restructuring (save in the case of a solvent restructuring), or (v) business rescue laws applicable to that Party in any jurisdiction; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver, administrative receiver, bailiff or trustee or analogous appointment over substantially all of its property; (d) proposes or implements a scheme of arrangement, company voluntary arrangement or other agreement of composition, compromise or extension of its debts (other than in circumstances where such scheme, arrangement or agreement would have no adverse impact on the rights of any other Party to this Agreement); (e) proposes or is a party to any dissolution or liquidation or ceases continuation of substantially all of its business; (f) is subject to any filing of an application or a petition under any (i) bankruptcy, (ii) insolvency, (iii) reorganisation (save in the case of a solvent reorganisation), (iv) restructuring (save in the case of a solvent restructuring), or (v) business rescue laws or has any such application or petition filed against it that, in any such case, is not discharged within [***] of the filing thereof; or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course (providing always that a request for fulfilment of a specific obligation to be postponed for a specified time shall not amount to an admission that the Party is generally unable to meet its obligations as they fall due), then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

11.4.2	All rights and licenses granted under or pursuant to this Agreement, including all rights and licenses to use improvements or enhancements developed during the Term, are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the licensee of such intellectual property right under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction. All of the rights granted to either Party under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor. If a bankruptcy proceeding is commenced by or against either Party under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property rights and all embodiments of such intellectual property rights, which, if not already in the non-debtor Party’s possession, shall be delivered to the non-debtor Party within [***] of such request; provided that the debtor Party is excused from its obligation to deliver the intellectual property rights to the extent the debtor Party continues to perform all of its obligations under this Agreement and this Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or jurisdiction.

12.	CONSEQUENCES OF TERMINATION

12.1	Upon termination of this Agreement, the following shall apply (in addition to any other rights and obligations otherwise under this Agreement with respect to such termination):

12.1.1	License Rights. All rights and licenses granted under this Agreement shall terminate and be of no further force or effect.

12.1.2	Termination For Justifiable Reasons. If Scancell terminates under Section 11.2.1(b) due to future payments by a Third Party to develop the Scancell Product without PharmaJet Product, [***].

12.1.3	Development Wind-Down. If any Clinical Studies were initiated prior to the termination of this Agreement and are on-going as of the effective date of such termination, the Parties shall cooperate to wind-down such Clinical Studies in a safe and orderly fashion.

12.1.4	Confidential Information. Upon any termination of this Agreement in its entirety, each Party shall destroy, return or cause to be returned to the other Party all Confidential Information of the other Party as provided in Section 8.8.

12.2	Subsequent Use of PharmaJet Data. If this Agreement is terminated pursuant to Section 11.2.1(b), and at any time following the date of termination until the [***] of such termination, Scancell submits a Drug Approval Application for the Scancell Product using a needleless injector supplied or licensed by a Third Party, and such Drug Approval Application references or contains material data generated by or on behalf of Scancell using the PharmaJet Product, then Scancell shall pay PharmaJet a royalty of [***] of Net Sales (which definition shall apply mutatis mutandis to the sales of Royalty Product by Scancell) for the product that is the subject of such Drug Approval Application (the “Royalty Product”). Such royalty shall commence, on a Royalty Product-by-Royalty Product and country-by-country basis, on the First Commercial Sale (which definition shall apply mutatis mutandis to the Royalty Product) of such Royalty Product in such country, and shall expire on the tenth (10th) anniversary of such First Commercial Sale of such Royalty Product in such country.

12.3	Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

12.4	Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, the following Sections shall survive any such termination or expiration: 1 (Definitions), 5.15 (Manufacturing Records), 6.8 (Exchange Rate), 6.10 (Financial Records), 7 (Intellectual Property), 8 (Confidentiality), 10 (Indemnity), 12 (Consequences of Termination), and 14 (Miscellaneous).

13.	FORCE MAJEURE

13.1	If a Party (the “Affected Party”) is unable to carry out any of its obligations under this Agreement due to Force Majeure this Agreement shall remain in effect but the Affected Party’s relevant obligations under this Agreement and the corresponding obligations of the other Party (“Non-Affected Party”) under this Agreement, shall be suspended for a period equal to the circumstance of Force Majeure provided that:

13.1.1	the suspension of performance is of no greater scope than is required by the Force Majeure;

13.1.2	the Affected Party immediately gives the Non-Affected Party prompt written notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure and notifies the Non-Affected Party immediately of the cessation of the Force Majeure;

13.1.3	the Affected Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

13.1.4	as soon as practicable after the event which constitutes Force Majeure the Parties discuss how best to continue their operations as far as possible in accordance with this Agreement.

14.	MISCELLANEOUS

14.1	Assignment. This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective Parties. Neither this Agreement nor any interest hereunder shall be assigned or transferred by either Party without the written consent of the other provided, however, that either Party may assign or transfer this Agreement or any part of its rights and obligations hereunder to: (i) any Affiliate (for so long as such entity remains an Affiliate of such Party), or (ii) the successor to all or substantially all of such Party’s business to which this Agreement relates (whether by merger, acquisition, consolidation, sale of assets, sale of a majority of the direct or indirect equity interests in such Party or otherwise), in either case (i) or (ii), without obtaining the consent of the other Party. Any assignment or attempted assignment by a Party in violation of the terms of this Section 14.1 shall be null and void.

14.2	Governing Law and Jurisdiction. This Agreement and/or the performance, breach, or termination hereof shall be interpreted, governed by, and construed in accordance with the laws of Switzerland, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

14.3	Dispute Resolution. If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 14.3.

14.3.1	General. Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within [***] (or such other period of time as mutually agreed by the Senior Officers) after such issue was first referred to them, then, such Dispute shall be settled pursuant to Sections 14.3.2 and 14.3.3.

14.3.2	Intellectual Property Disputes. In the event that a Dispute arises with respect to the validity, scope, enforceability, inventorship or ownership of any Patent, trademark or other Intellectual Property Rights, and such Dispute cannot be resolved in accordance with Section 14.3.1, unless otherwise agreed by the Parties in writing, such Dispute shall [***].

14.3.3	Arbitration. Subject to Sections 14.3.1 and 14.3.2, the Parties shall submit all Dispute for resolution by binding arbitration [***].

14.3.4	Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 14.3 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Dispute following the arbitration procedures set forth in Section 14.3.3, if necessary to protect the interests of such Party. This Section shall be specifically enforceable.

14.4	Performance by Affiliates. Subject to the terms and conditions of this Agreement, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.5	Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing and shall be deemed given only if delivered by hand or sent by e-mail (with read receipt) or by a postal delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 14.5 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.5. Such notice shall be deemed to have been given as of the date delivered if sent by hand or post or as of the date transmitted if sent by e-mail (with read receipt). Any notice delivered by e-mail shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 14.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

Address for Notice.

For:	Scancell
Address:	Bellhouse Building, Sanders Road
Oxford Science Park
Oxford, England, OX4 4GD

E-mail:	[***]

For the attention of:    [***]

For:	PharmaJet
Address:	400 Corporate Circle, Suite N
Golden, CO 80401

E-mail:	[***]

For the attention of:   [***]

14.6	Relationship of the Parties. The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

14.7	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of this Agreement. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. Nothing in this Agreement is intended to limit or exclude any liability for gross negligence, wilful misconduct, fraud, death or personal injury caused by negligence.

14.8	Severability If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then, to the fullest extent permitted by Applicable Law and if the rights or obligations of any Party will not be materially and adversely affected: (a) such provision will be given no effect by the Parties and shall not form part of this Agreement, (b) all other provisions of this Agreement shall remain in full force and effect, and (c) the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.

14.9	English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail. All documents, discussions and information exchanged or conducted under this Agreement, including at any meeting of the JSC, shall be exclusively in the English language, with the cost of translation being met by the Party providing such document, information or who is speaking in a language other than English. For the avoidance of doubt, this shall include an obligation to translate any correspondence from a Regulatory Authority or any Applicable Laws to the extent the provision of such information is required by this Agreement.

14.10	Amendment. Any amendment or modification of this Agreement must be in writing and signed by authorised representatives of both Parties.

14.11	Waiver and Non-Exclusion of Remedies. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. All rights and remedies are cumulative and do not exclude any other right or remedy provided by law or otherwise available.

14.12	No Benefit to Third Parties. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons. No Person who is not a Party to this Agreement (including any employee, officer, agent, representative or subcontractor of either Party) shall have the right to enforce any term of this Agreement which expressly or by implication confers a benefit on that Person, including under the Contracts (Rights of Third Parties) Act 1999, without the express prior agreement in writing of the Parties, which agreement must refer to this Section 14.12.

14.13	Further Assurance. Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

14.14	Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

14.15	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall be as effective as an original executed signature page.

Signature Page Follows

IN WITNESS WHEREOF the Parties have executed this Agreement on the Effective Date.

SCANCELL LIMITED

Signed:	/s/Sath Nirmalananthan

Name:	Sath Nirmalananthan

Title:	Chief Financial Officer

PHARMAJET, INC.

Signed:	/s/ Jeff Jordan

Name:	Jeff Jordan

Title:	Chief Financial Officer

SCHEDULE 1.47

[***]

SCHEDULE 1.52

[***]

SCHEDULE 1.53

[***]

SCHEDULE 1.65

[***]

SCHEDULE 6.2 [***]